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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name:   Nicholas-Applegate Emerging Countries Series

         Address of Principal Business Office (No. & Street, City, State, Zip Code):

         c/o Nicholas-Applegate Capital Management, 600 West Broadway, San Diego, California 92101

         Telephone Number (including area code):  (619) 687-8000


         Name and address of agent for service of process: Charles H. Field, Jr., Esq., Nicholas-Applegate Capital Management, 600 West Broadway, San Diego, CA 92101

         Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  |X|          NO  |_|

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Diego, and the State of California on the 29th day of June, 2000.

                     NICHOLAS-APPLEGATE EMERGING COUNTRIES SERIES


                     By: /s/ Charles H. Field, Jr.
                        -------------------------------
                              (signature)

                     Name: Charles H. Field, Jr., Assistant Secretary,
                           Nicholas Applegate Institutional Investors Fund, LLC
                          ------------------------------------------
                              (print name)


Attest:
         /s/ Cheral Jones
         ------------------
         (signature)

By:      Cheral Jones
         ------------------
Title:   Notary Public